Exhibit 8.2

[Letterhead of Pepper Hamilton LLP]

March 12, 2007

Valera Pharmaceuticals, Inc.

7 Clarke Drive

Cranbury, NJ 08512

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger, dated as of December 11, 2006 (the “Agreement”), by and among Indevus Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Hayden Merger Sub, Inc., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Sub”), and Valera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Merger Sub is to merge with and into the Company with the Company surviving (the “Merger”). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Agreement.

We have acted as legal counsel to the Company in connection with the Merger and in that connection you have requested our opinion regarding certain U.S. federal income tax consequences of the Merger. As such, and for the purpose of rendering our opinion, we have examined and are relying, with your permission (without any independent investigation or review thereof other than such investigation and review as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1. The Agreement;

2. The registration statement of Parent on Form S-4 to which this opinion is an exhibit, filed with the Securities and Exchange Commission with respect to Parent Common Stock to be issued to the stockholders of the Company in connection with the Merger (the “Registration Statement”), and the proxy statement/prospectus included in the Registration Statement (the “Proxy/Prospectus”);

Valera Pharmaceuticals, Inc.

March 12, 2007

3. The representations made to us by Parent and Merger Sub in their letter to us dated the date hereof;

4. The representations made to us by the Company in its letter to us dated the date hereof; and

5. Such other instruments and documents related to the formation, organization and operation of Parent, Merger Sub and the Company and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), (i) that the Merger will be consummated in the manner contemplated by the Proxy/Prospectus and in accordance with the provisions of the Agreement without the waiver of any terms or conditions to any party’s obligation to effect the Merger (except with respect to section 5.14 of the Agreement), (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of statements and representations contained in the Documents, (vi) that covenants and warranties set forth in the Documents will be complied with and (vii) that the Merger will be effective under applicable state law.

Furthermore, we have assumed, with your permission and without independent investigation (other than such investigation as we have deemed necessary to comply with our professional obligations under IRS Circular 230 or otherwise), that, as to all matters in which a person or entity making a representation has represented that such person or entity or a related party is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement to take action, there is in fact no plan, intention, understanding or agreement and such action will not be taken, and we have further assumed that any statement made “to the knowledge of” or otherwise similarly qualified is correct without such qualification.

Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, it is our opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Our opinion expressed herein is based upon the Code, regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein but is not binding on the

Valera Pharmaceuticals, Inc.

March 12, 2007

Internal Revenue Service or the courts. Accordingly, no assurance can be given that the Internal Revenue Service would agree with the opinion expressed herein or, if contested, the opinion would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. We undertake no responsibility to advise you of any new developments in the application or interpretation of relevant federal tax laws. If any of the facts or assumptions pertinent to the U.S. federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being provided solely for the benefit of the Company. No other person or party shall be entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the section captioned “The Merger – Material United States Federal Income Tax Consequences” therein. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP